EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

New Holland Credit Company, LLC

The undersigned, a duly authorized officer of New Holland Credit Company, LLC (“NHCC”), as Servicer pursuant to the Sale and Servicing Agreement dated as of March 1, 2021 (as amended from time to time, the “Sale and Servicing Agreement”) by and among NHCC, CNH Capital Receivables LLC and CNH Equipment Trust 2021-A, does hereby certify that:

1.          NHCC is Servicer under the Sale and Servicing Agreement.

2.         The undersigned is duly authorized as required pursuant to the Sale and Servicing Agreement to execute and deliver this Certificate to the Indenture Trustee.

3.          This Certificate is delivered pursuant to Section 4.9(a) of the Sale and Servicing Agreement and Item 1123 of Regulation AB.

4.          A review of the Servicer’s activities during the period from the trust’s initial cut-off date, January 31, 2021, to and including December 31, 2021 and of its performance under the Sale and Servicing Agreement has been made under my supervision.

5.        To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the period from the trust’s initial cut-off date, January 31, 2021, to and including December 31, 2021.

6.          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 30th day of March, 2022.

March 30, 2022

By:	/s/ Douglas MacLeod
Name:	Douglas MacLeod
Title:	President